Exhibit 10.11

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Execution Copy

SUPPLY AGREEMENT

This Agreement is entered into on this 20 day of March, 2007 (the “Effective Date”), by and between MonoSolRx LLC, a Delaware limited liability company with its corporate headquarters at 30 Technology Drive, Warren, New Jersey (“Supplier”) and L. Perrigo Company, a Michigan corporation, having an address of 515 Eastern Ave., Allegan, Michigan (“Perrigo”), each a “Party” and collectively “the Parties.”

WHEREAS, Supplier has experience developing and manufacturing a Product as that term is used herein;

WHEREAS, Perrigo desires to have its requirements for said Product in the Territory, as that term is used herein, fulfilled by Supplier; and

WHEREAS, Supplier desires to supply Perrigo with said Product in said Territory;

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows.

ARTICLE 1 - DEFINITIONS

“Acceptable Service Level” means Supplier supplying to Perrigo during each rolling period of ninety (90) consecutive days that quantity of Product that conforms to the requirements of this Agreement which represents at least 95% of Perrigo’s ordered quantities of the Product that are required to be delivered to Perrigo during that 90 day period by the delivery terms of this Agreement.

“Act” means the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated under such Act.

“Affiliate” means any corporation, firm, partnership or other entity, which directly or indirectly owns, is owned by or is under common ownership with the party in question to the extent of at least fifty (50) percent of the stock of such entity having the power to vote for the election of directors, such to be deemed an Affiliate only as long as such ownership of voting stock continues.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

“Agent-in-Charge” means an individual appointed by a Party to be responsible for directly interacting with individuals conducting an audit and facilitating those individuals in the performance of the audit as necessary.

“API” means Diphenhydramine HCI.

“GMP” means all laws, guidelines and regulations applicable to the manufacture of the Product including the current Good Manufacturing Practices as specified in the United States Code of Federal Regulations, as the same may be amended from time to time.

“COA” means Certificate of Analysis by Supplier in letter form or on its letterhead (a)  stating Supplier’s name, the Product description as listed on Perrigo’s purchase order, the Supplier product code, the Perrigo product code as listed on Perrigo’s purchase order, the Product batch/lot number, date of manufacture, date of release, expiration date, quantity of shipment, each assay/test and method number, the Specification limits of each assay/test, the physical, chemical, biological or other test results and % label claim for each API, the correct units of measure to be reported with all assorted values, and the Specifications of or relating to the Product, (b) certifying that the Product meets the Specifications, the Product has been manufactured in accordance with GMP, the Specifications and such other agreed upon requirements of the Parties for the manufacture and packaging of the Product, and the materials used in the manufacture of the Product meet the appropriate requirements of the United States Pharmacopoeia and National Formulary, including any supplements thereto, and (c) containing such other information as Perrigo may request from time to time.

“Certificate of Compliance” means a document or a statement in the COA that each lot received by Perrigo complies with manufacturing requirements for the appropriate regulatory authority (e.g., U.S. GMP).

“Confidential Information” means all information, data, know-how and all other business, technical and financial data disclosed hereunder by one party or any of its Affiliates to the other party or any of its Affiliates, except any portion thereof which:

(a)                                 At the time of disclosure is in the public knowledge;

(b)                                 After disclosure, becomes part of the public knowledge by publication or otherwise, except by breach of this Agreement by the recipient;

(c)                                  The recipient can demonstrate by its written records was in the recipient’s possession at the time of such disclosure, and which was not acquired, directly or indirectly, from the disclosing party, or its affiliates;

(d)                                 Is lawfully disclosed to the recipient on a non-confidential basis by a third party who is not obligated to the disclosing party or any other third party to retain such Confidential Information in confidence;

(e)                                  Is required to be disclosed by legal process; provided, in each case the party so disclosing information timely informs the other party and uses its best efforts to

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

limit the disclosure and maintain confidentiality to the extent possible and permits the other party to attempt by appropriate legal means to limit such disclosure.

Supplier’s Confidential Information includes, without limiting the generality of the foregoing, but subject to the exclusions set forth in (a) through (e) above, all material or information relating to Supplier’s research, development, trade secrets or business operations and affairs that Supplier treats as confidential and all Intellectual Property Rights owned by Supplier.

Written Confidential Information shall be identified by the disclosing party as being confidential by stamping the cover pages of such information “Confidential.”  Confidential Information disclosed orally, visually and/or in another tangible form shall be identified by the disclosing party to the receiving party as confidential at the time of such disclosure and confirmed to the receiving party within thirty (30) days after such disclosure in a writing marked “Confidential.”

“FDA” means the United States Food and Drug Administration and any successor agency having substantially the same function.

“Intellectual Property Rights” means all patents, copyrights, trade secrets and other intellectual property rights, including applications therefor, now or hereafter protectable by law in any jurisdiction in the world.

“Invention” means any new or improved apparatus, process, composition, formula, information, product, invention, discovery, idea, suggestion, material, data, equipment, design, drawing, prototype, report, computer software, documentation or other intellectual property or know-how invented, discovered, produced, conceived, or reduced to practice by Supplier, or as a result of the performance of the development and manufacture of the Product.

“Product” shall mean a grape-flavored film product that contains Diphenhydramine HCl 12.5 mg individually pouched meeting the Specifications set forth in Exhibit 1.

“Significant Deviation” means any out-of-Specification Product and/or any manufacturing (including but not limited to a defect or latent defect), packaging, labeling or testing deviation that may affect the quality, safety or efficacy of the Product, including but not limited to any reprocessing.

“Specifications” means the written specifications for the Product as set forth in Exhibit 1.  The specifications may be amended from time to time upon the mutual agreement of the Parties in writing.  Perrigo shall not unreasonably withhold acceptance of amendments to the Specifications which the Parties agree are necessary to comply with FDA requirements or any other applicable rules or regulations.

“Territory” means the United States, Canada, and Mexico.

“Supplier Intellectual Property” means any Intellectual Property Rights owned by Supplier.

“Third Party Facility” means a facility that is not owned by Supplier.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

ARTICLE 2- DEVELOPMENT

2.1          Milestone Events:  Supplier shall use commercially reasonably efforts and due diligence to develop the Product and to undertake and successfully complete within the time periods below the following tasks in connection with the development of the Product in accordance with the following milestone events:

(a)           Milestone 1:  Preformulation and Development.  Supplier shall undertake preformulation and formulation development tasks as set forth in Exhibit 2.  The total time for completion of the tasks for Milestone 1 to the mutual satisfaction of the Parties shall be about 12 to 14 weeks with an anticipated completion date of March 23, 2007.

(b)           Milestone 2:  Manufacture of Pilot Stability Batch at One-Tenth Scale.  Supplier shall undertake tasks for the manufacture of a pilot stability batch as set forth in Exhibit 2.  The total time for completion of the tasks for Milestone 2 to the mutual satisfaction of the Parties shall be about 6 to 8 weeks with an anticipated completion date of April 6, 2007.

(c)           Milestone 3:  Scale-up and Manufacture of Three Validation/Launch Batches at Commercial Scale.  Supplier shall undertake the tasks for the manufacture of three validation/launch batches at commercial scale.  The total time for completion of the tasks for Milestone 3 to the mutual satisfaction of the Parties shall be about 12 to 16 weeks with an anticipated date of completion and shipment of the three validation/launch batches to Perrigo date of not later than August 15, 2007.

Supplier shall keep Perrigo promptly and regularly informed of the progress of Supplier’s development work under this Agreement.

2.2          Assumptions.

(a)           Supplier shall develop a pilot stability batch meeting the Specifications set forth in Exhibit 1 hereto on a laboratory scale.  The pilot stability batch size will be at a minimum of one-tenth the scale of the Product to be supplied to Perrigo in accordance with the terms of this Agreement and shall have a commercial shelf-life based on a three-month accelerated stability.

(b)           All tasks are not cumulative.  In some instances, parallel tasks may occur.

(c)           All protocols for the development of the pilot stability batch shall be written by Supplier and shall be subject to reasonable review and acceptance by Perrigo.  Perrigo agrees not to unreasonably withhold acceptance of the protocols.  If such acceptance is unreasonably withheld, Supplier may terminate this Agreement.

2.3          Expenses.

(a)           Perrigo shall bear the expenses associated with Supplier generating two-year stability data in accordance with the guidelines of the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

(ICH).  Attached to this Agreement as Exhibit 3 is Supplier’s good faith estimate of the total amount of these expenses.

(b)           Supplier shall bear all expenses associated with obtaining raw materials including active pharmaceutical ingredients for use in the development of the pilot stability batch and the validation/launch batches and all expenses associated with obtaining packaging materials.  The Parties understand and agree that Supplier shall not be responsible for the cost of developing the validation/commercial launch batches provided that such batches comply with the warranties and other requirements of this Agreement with respect to Product supplied to Perrigo.  Except as set forth above, Supplier shall be responsible for all third party charges and all labor and material costs incurred in developing the Product.

2.4          Sale and Purchase of Validation/Commercial Launch Batches.  Supplier shall sell the validation/commercial launch batches to Perrigo and Perrigo shall purchase the validation/commercial launch batches provided that such batches comply with the warranties and other requirements of this Agreement with respect to Product supplied to Perrigo.  The price for the validation/commercial launch batches shall be [*].  Supplier shall validate commercial batches of approximately [*], and shall not pouch more strips than are required by validation requirements and Perrigo’s initial needs.  Supplier will charge Perrigo no more than $[*] for strips manufactured in connection with validation which are not pouched.

2.5          Development Payments.  Perrigo shall make payments to Supplier in accordance with the following schedule:

(a)           Upon Supplier’s successful completion to mutual satisfaction of the Parties of the preformulation and formulation tasks for Milestone 1 as set forth in Exhibit 2, Supplier will invoice Perrigo the sum of $[*].

(b)           Upon Supplier’s successful completion to the mutual satisfaction of the Parties of the tasks for the manufacture of a pilot stability batch at one-tenth scale for Milestone 2 as set forth in Exhibit 2, Supplier will invoice Perrigo the sum of $[*].

(c)           Upon Supplier’s successful completion to the mutual satisfaction of the Parties of the tasks for the scale-up and manufacture of three validation/launch batches at commercial scale as set forth in Exhibit 2, Supplier will invoice Perrigo the sum of $[*].

Perrigo will pay such invoices within forty-five (45) days of their receipt.

ARTICLE 3 - PRODUCT SUPPLY

3.1          Purchase and Sale.  Pursuant to the terms and conditions of this Agreement, Supplier agrees to use diligent and commercially reasonable efforts to manufacture and package sufficient Product to meet Perrigo’s requirements for sale of Product in the Territory.  Supplier may, with Perrigo’s prior written consent, subcontract with third parties for the manufacture or packaging of Product to fulfill its obligations hereunder.  Except as otherwise provided in this Agreement, Perrigo agrees to source exclusively from Supplier all of Perrigo’s requirements for Product for sale in the Territory.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

3.2          Exclusivity.

(a)           During the term of this Agreement, Supplier shall not, directly or indirectly, develop or manufacture for, or sell, supply or distribute to, any person or entity other than Perrigo any film product in any flavor that contains the API for marketing, sale or distribution under any store brand, value brand or other brand other than under a national pharmaceutical company’s over-the-counter brand.

(b)           If Perrigo does not order a total of at least [*] doses of Product from Supplier during each calendar year beginning in the second year of this agreement, then, as the sole consequence, Supplier shall have the right, exercisable by sixty (60) days’ prior written notice to Perrigo, to terminate prospectively the exclusivity restrictions of Supplier and Perrigo’s corresponding exclusivity rights set forth in Section 3.2(a) unless within thirty (30) days after its receipt of such notice, Perrigo submits to Supplier an order for Product in an amount of not less than the amount of such shortfall.  If Supplier should so terminate such exclusivity rights and restrictions, then this Agreement shall otherwise remain in full force and effect, including Supplier supplying the Product to Perrigo in accordance with the provisions of this Agreement, but Perrigo shall not be required to purchase its requirements of the Product from Supplier.  Supplier shall not, however, have the right to terminate such exclusivity rights or restrictions if Perrigo does not order the requisite quantity of Product as a result of (i) Supplier’s default in performing or complying with any covenant or obligation required to be performed or observed by Supplier in this Agreement, (ii) a force majeure situation described in Article 9, or (iii) the FDA or any other governmental agency taking any action the result of which is to prohibit or impose a significant restriction on the nonprescription, over-the-counter marketing, sale or distribution of the Product in the U.S. or taking any action that has a similar effect.  Any Product (or comparable product) that Perrigo orders from another source pursuant to Section 3.11 or Section 4.3 will be considered to be ordered from Supplier for purposes of this Section 3.2(b).

3.3          Sale Outside the Territory.  Under no circumstances shall Perrigo sell, resell, distribute or otherwise dispose of Product and/or any part thereof, directly or indirectly, outside the Territory without the prior written consent of Supplier.

3.4          Forecast.  Prior to July 1 of each year of this Agreement, Perrigo shall submit to Supplier forecasts of quantities of Product Perrigo intends to have delivered during the following calendar year (budget-quantities).  Perrigo shall update the forecast for the following twelve (12) month period on a monthly basis (capacity-planning-quantities).  The budget- and capacity-planning-quantities are understood to be non-binding forecasts.

3.5          Order Forms.  It is understood that the Parties may use their normal commercial forms in placing and acknowledging orders hereunder.  Any such forms shall be used for convenience only, and any terms or provisions which may be contained therein inconsistent with or in addition to those contained herein, other than the identification of the Product being ordered, its quantity and its delivery date, shall have no force or effect whatsoever between the Parties hereto.  Orders shall be consistent with validated batch quantities.

3.6          Firm Orders.  Firm orders shall be submitted to Supplier at least three (3) months prior to Perrigo’s specified delivery date.  Within ten (10) working days Supplier shall confirm

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

receipt of Perrigo’s order (order confirmation).  If Perrigo makes any changes to a firm order after it is submitted to Supplier that result in additional costs reasonably being incurred by Supplier, Supplier will notify Perrigo of those costs and Perrigo agrees to bear those costs, including restocking costs resulting from excess material due to such changes, costs resulting from graphic changes requested by Perrigo, and material waste due to changes requested by Perrigo.

3.7          Delivery.  Delivery of Product from Supplier to Perrigo shall take place either FOB Supplier’s facility in Portage, Indiana or FOB the facility of Supplier’s contract packager approved by Perrigo, except Supplier or Supplier’s contract packager approved by Perrigo, as applicable, shall be responsible for loading Product on Supplier’s receiving carrier.  Supplier shall ship bulk pouched Product, packaged and labeled per the Specifications, directly to the address and facility specified on Perrigo’s purchase order form or as otherwise directed by Perrigo in writing.

3.8          Certificates of Compliance and Analysis.  Supplier shall separately package and label any production lot, in whole or in part, supplied to Perrigo.  Supplier shall separately provide Perrigo with Certificates of Analysis and Certificates of Compliance, in the English language, related to Product for each production lot released for delivery.  The Certificates of Analysis will document that each production lot received by Perrigo conforms to the Specifications.  The Certificate of Compliance will document that each lot received by Perrigo complies with GMP.  A copy of each certificate shall be included with each production lot delivered to Perrigo.

3.9          Tamper Evident Seals. Supplier will use pallets, containers, container liners, labels and tamper evident seals that are mutually acceptable to Supplier and Perrigo.

3.10        Shortages/ Rejected Goods.

(a)           Shortages.  Perrigo shall notify Supplier in writing of any shortage in quantity of any shipment of Product within forty-five (45) business days after becoming aware of any such shortage.  In the event of such shortage, Supplier shall make up the shortage within seven (7) business days if replacement Product stock is available, or, if no such replacement stock is available, as soon as reasonably practicable after receiving such notice, at no additional cost to Perrigo.

(b)           Rejected Product.  If Perrigo has a reasonable belief that any Product it receives has a Significant Deviation, Perrigo shall promptly notify Supplier after such discovery, and Supplier shall use best efforts to initiate a full investigation within ten (10) business days of being informed of the alleged Significant Deviation by Perrigo and shall complete such investigation within thirty (30) days.  Supplier shall promptly report the results of such investigation to Perrigo.  In the event of a dispute regarding whether any Product meets the Specifications or otherwise has a Significant Deviation, Perrigo shall submit a sample of such Product to a mutually acceptable independent laboratory for testing and the test results obtained by such laboratory shall be final and controlling.  The fees and expenses of such laboratory testing shall be borne entirely by the Party against whom such laboratory’s findings are made.  In the event the test results indicate that Product in question fails to meet the Specifications, or

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

otherwise has a Significant Deviation, Supplier shall replace such Product, at no additional cost to Perrigo, as soon as reasonably possible, but in no event later than twenty (20) business days after receipt of such results.  In the event the test results indicate that Product in question does meet the Specifications and does not have a Significant Deviation, Perrigo shall pay all additional shipping and transportation costs for such Product.

(c)           Capacity Allocation.  In the event Supplier, upon receiving a forecast or a firm order is, or anticipates that it will be, unable to meet such forecast or firm order, either in whole or in part, then Supplier shall give Perrigo written notice of such inability or potential inability within twenty (20) days of receipt of such forecast or firm order.  Supplier and Perrigo shall meet within twenty (20) days of such written notice to consider alternatives for meeting Perrigo’s requirements for Product, including, but not limited to, third parties outsourcing and expanding Supplier’s manufacturing capacity.

3.11        Right to Obtain Products From Other Sources.  If at any time or times during the term of this Agreement for any reason (including an event described in Article 9) either (a) Supplier notifies Perrigo that Supplier cannot supply all of Perrigo’s requirements of the Product on the delivery dates required by this Agreement, or (b) during any period of ninety (90) consecutive days Supplier does not supply Perrigo with at least 95% of Perrigo’s ordered quantities of the Product that are in compliance with the Specifications and other requirements of this Agreement and that are required, in accordance with the delivery terms specified in this Agreement, to be delivered to Perrigo during that ninety (90) day period, then Perrigo may, in addition to its other rights and remedies, obtain all or any part of its requirements of the Product (or any comparable product) from other sources and any such purchases from other sources will be excluded from Perrigo’s requirements under this Agreement.  If Perrigo so obtains the Product or a comparable product from another source and thereafter (i) Supplier is able to resume supplying the Product to Perrigo in accordance with the provisions of this Agreement, and (ii) Supplier notifies Perrigo in writing that Supplier desires and is able to resume supplying the Product to Perrigo under the terms of this Agreement and Supplier provides reasonable assurances of its ability to do so to Perrigo, then Perrigo will resume purchasing the Product from Supplier and Supplier will resume supplying the Product to Perrigo in accordance with the provisions of this Agreement as quickly as commercially possible after Perrigo satisfies any then outstanding agreement or commitment to purchase the Product or any comparable product from another source.

3.12        As a condition precedent to the sale of the Product by Perrigo in Canada and/or Mexico, Perrigo shall be responsible for obtaining any foreign registrations (i.e., regulatory approval) which may be needed for marketing and/or sale of the Product in Canada and/or Mexico.

ARTICLE 4 - PRICE

4.1          Price.  The initial price of the Product is set forth in Exhibit 4.  On or about April 1 of each year, beginning April 1, 2008, the Parties will review the price of the Product, and the price of the Product will be increased or decreased by mutual agreement of the Parties effective the following July 1, commencing July 1, 2008 [*].  The price of the Product is also subject to the adjustments set forth in Section 4.2 and Section 4.3, with any price adjustment under Section 4.2 or Section 4.3 taking priority over any price adjustment

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

under this Section 4.1.  Perrigo shall settle invoices within forty-five (45) days following the date of invoice.

4.2          [*].

ARTICLE 5 - MANUFACTURING, SPECIFICATIONS AND INSPECTION

5.1          Good Manufacturing Practices.  Supplier shall manufacture, or as permitted by this Agreement, have manufactured, Product to meet GMP, all laws, guidelines and regulations applicable to the manufacture of Product within the Territory, and the terms and requirements set forth in this Agreement.

5.2          Specifications.  Supplier shall manufacture, or as permitted by this Agreement, have manufactured, all Product it supplies to Perrigo in accordance with the specifications, GMP and all applicable legal requirements.

5.3          Facilities.  Supplier shall manufacture and package, or as permitted by this Agreement, have manufactured or packaged, Product only at facilities that (a) have been registered for the manufacture or packaging of Product with the FDA and any other regulatory authority in the Territory, (b) have been approved by Perrigo, (c) are GMP compliant, and (d) are in good standing with the FDA.

5.4          Non-conformance. Supplier will notify Perrigo within two (2) business days of learning and/or receiving notice, whether before or after delivery of the affected Product to Perrigo, that any Product contains a Significant Deviation, foreign material, contaminant, defect or latent defect, Supplier will thoroughly investigate and document all such events.

5.5          Batch Documentation.  Supplier agrees to prepare and complete all appropriate and required manufacturing, production and packaging batch documentation for each batch of Product and to retain such documentation pursuant to an appropriate document retention schedule that complies with all applicable regulatory requirements.  Supplier will make any such documentation available for review and inspection at Supplier’s facilities by Perrigo and/or regulatory personnel. Representatives of Supplier may be present during such inspections at the discretion of Supplier.  Perrigo must supply at least two weeks written notice to Supplier of its intent to inspect unless such inspection is prompted by a quality problem.  The time for inspection must be reasonable and mutually acceptable.

5.6          Test Method Validation.  Supplier agrees to provide Perrigo with the technology and know-how required to perform and validate all test methods used to characterize and release Product.  Supplier will also supply reference standards to Perrigo, as needed, to perform test method validation and periodic audit testing of Product.

5.7          Direction by Perrigo.  Perrigo reserves the right to (a) require Supplier to make adjustments to the composition and/or processes that are required to meet FDA standards or requirements; (b) review the validation protocols prior to Supplier’s processing Product; (c) review validation data and reports prior to delivery of Product to Perrigo; and (d) request

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

additional or more in-depth investigations by Supplier of any Significant Deviation.  Supplier shall provide to Perrigo copies of all manufacturing batch records, validation protocols, reports, and summaries of raw data related to validation activities.

5.8          Stability.  Supplier will conduct and maintain the regulatory stability program that meets Specification for the shelf-life of the marketed Product (as determined by the expiration dating of the Product).  Supplier will provide Perrigo with yearly stability reports and an Annual Product Summary (summary of lots produced, complaints, out of specification results, etc.).

5.9          Process Validation.  Supplier will complete validation of its equipment, facilities, cleaning processes, and manufacturing process as required by the GMP.  Supplier will routinely assemble and retain validation/qualification documents and prepaid validation summary reports relevant to the Product and will make them available for inspection by Perrigo at Supplier’s facilities.

5.10        Inspection; Adjustments.  Perrigo has the right to inspect the manufacturing and testing sites and premises of Supplier, which includes (but is not limited to) the right of Perrigo representatives to enter such sites and premises, the right to inspect any machines used in the manufacture and testing of Product, and the right to take reasonable amounts of samples for analysis by Perrigo, regardless of whether such premises are those of Supplier, its subcontractor or Affiliate.  This right of inspection can be exercised at least once a year, subject to a written notice to Supplier, at least two weeks prior to the inspection unless such inspection is prompted by a quality problem.  Supplier shall permit such inspection at reasonable and mutually acceptable times.  Perrigo reserves the right to request Supplier to make adjustments to Supplier’s systems to meet Perrigo Corporate Policies and Standards for quality, environmental and safety practices (the “Standards”).  Supplier will use commercially reasonable efforts to adjust its systems to meet the Standards.  Perrigo will provide Supplier with the Standards and any updates of the Standards.  Under the same terms and conditions, Supplier shall have the right to inspect Perrigo’s warehouses, specifically used for the storage, testing and packaging of Product.

5.11        Auditing of Suppliers.  Supplier is responsible for auditing the suppliers of all materials and excipients used in the manufacture and packaging of Product.  Supplier will use its best efforts to obtain the authorization from such Supplier suppliers as required in order to enable Perrigo’s representatives to participate in all audits of Supplier’s suppliers.  Supplier will provide to Perrigo, upon Perrigo’s request, the results from any such audit of Supplier’s suppliers.

5.12        Regulatory Actions.  Supplier and Perrigo shall promptly inform each other in writing of any inspection, application for inspection, and other regulatory action, by any regulatory agency within the Territory, relating to Product or the manufacture of Product.  Each party will permit the other’s representatives to be present in the premises during any such inspection.  Inspections will be managed by the premises’ Agent in Charge.  The Agent in Charge will determine at his/her sole discretion the need for Perrigo and/or Supplier personnel to directly interact with the inspector(s) and/or be present in the inspection room.  Each party will provide the other with the results of all regulatory inspection or audits with fourteen (14) business days after such party’s receipt of such results.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

5.13        Testing.  Supplier, its Affiliates and/or third-party designates must test and inspect all Product and appropriately document such efforts.  No Product shall be shipped by Supplier, its Affiliates or third-party designates unless the tests of Supplier, its Affiliates or third-party designates, performed in accordance with procedures set forth in the Specifications, show that Product meets the standards set forth in the Specifications.

5.14        Required Regulatory Changes.  Should Supplier learn or receive notice of any changes that are required by the regulatory authorities within the Territory with respect to the quality and/or manufacture of Product, it shall promptly notify Perrigo of such required changes.  Supplier shall implement such changes within the time frame required by the regulatory authorities.

5.15        Notice of Changes.  Supplier must obtain the prior written consent of Perrigo before making any changes to the Specifications, the method of manufacture of Product, the facilities at which and/or the equipment in which Product is made, the materials and/or source of materials used in the manufacture of Product, Drug Master File, test methods, and/or the validated processes associated with the manufacture of Product.  Perrigo will not unreasonably withhold its consent to a change to the Specifications that the Parties agree is necessary to comply with FDA requirements or any other applicable rules or regulations.  Any changes in or to the Specifications, Drug Master File, method of manufacturing, the facility or location of manufacture, the equipment used to manufacture, the materials and/or source of materials used in manufacturing, or the process of testing and/or manufacturing Product shall, in each case, comply with GMP and all applicable laws, regulations, FDA requirements and the terms and conditions of this Agreement.  Upon providing Perrigo with the required written notice of any such change, Supplier shall (a) immediately provide Perrigo with all relevant information regarding the change, (b) refrain from proceeding with the change until it receives written consent or approval from the FDA, if such consent is necessary, (c) be responsible, at its expense, to ensure that all Product manufactured following the change meets the Specifications, (d) appropriately document any such change, and (e) amend any necessary regulatory filings maintained with respect to Product.  Supplier shall continue to supply Perrigo with Product approved under Supplier’s existing regulatory files for Product until such time as the proposed change is permitted under the regulatory filings for Product.

5.16        Storage.  Supplier shall adhere to any and all applicable regulations and GMP relative to the storage of Product and any material used to manufacture Product.  In no event shall Supplier manufacture, process, package, use or store any other product that may present a potential hazard to Product or the material used to manufacture Product, including but not limited to highly potent drugs and hormones, biological preparations, and non-pharmaceutical chemicals, in the same facilities and/or equipment used for manufacturing Product.  Nor will Supplier dispose of and/or destroy any waste product, waste material, or labeling materials in a manner contrary to all applicable regulatory and environmental laws.

5.17        Samples.  Supplier shall store and retain sufficient samples of (a) Product that it supplies to Perrigo, and (b) materials released for and used to manufacture and package Product (except water, compressed gases and highly volatile compounds) in conditions and for times consistent with all applicable regulations and GMP and to permit any and all appropriate or required internal and regulatory checks and references.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

5.18        Storage Conditions.  Supplier agrees to store Product labeling material under appropriate controlled and secured conditions.

5.19        Inspection of Materials.  Supplier agrees to inspect all container materials, upon receipt by Supplier or its suppliers or agents, for external condition, intact and authentic seals, and compliance of the type and number of containers and labeling set forth in the delivery of the documents on a batch-by-batch basis.

5.20        Quality Agreement.  Attached to this Agreement as Exhibit 5 and made a part of this Agreement is a separate quality agreement between the Parties (the “Quality Agreement”) that applies to all Product that Supplier supplies to Perrigo.  Any breach of the provisions of the Quality Agreement shall constitute a breach of this Agreement.  If there is any conflict, inconsistency or ambiguity between the provisions of the Quality Agreement and the provisions of this Agreement, then the provisions of this Agreement will govern.

ARTICLE 6 - PRODUCT RECALLS/INQUIRIES AND COMPLAINTS

6.1          Product Recalls.  In the event (a) any government authority issues a request, directive or order that Product be recalled, (b) a court of competent jurisdiction orders such a recall, or (c) Supplier or Perrigo shall reasonably determine that Product should be recalled, the Parties shall immediately notify each other and shall take all appropriate corrective actions, and shall cooperate in the investigations surrounding the recall.  Perrigo shall be responsible for making the final decision of whether a recall of any Product is necessary or appropriate and for conducting any recalls with respect to Product, and Supplier shall not take any associated corrective action without first conferring with and obtaining the approval of Perrigo, provided, however, that Supplier shall not be prohibited by this section from taking any action that Supplier determines, after conferring with Perrigo, is required by any applicable law, rule or regulation. Supplier shall be responsible for all expenses of any such recall to the extent that such recall results from or arises out of the negligence or willful misconduct of, or any breach of any representation, warranty, covenant or obligation of or by, Supplier, any Affiliate of Supplier or any third party subcontractor engaged by Supplier.  Perrigo shall be responsible for all expenses of any such recall to the extent the recall does not result from or arise out of the negligence or willful misconduct of, or any breach of any representation, warranty, covenant or obligation of or by, Supplier, any Affiliate of Supplier, or any third party subcontractor engaged by Supplier.  For purposes of this Agreement, the expenses of a recall shall include the expenses of notification and destruction or return of the recalled Product and all other costs incurred in connection with such recall.

6.2          Inquiries and Customer Complaints.  Except as otherwise required by law or governmental regulation, Perrigo will be responsible for investigating and responding to all inquiries, complaints and adverse events regarding Product.  Supplier agrees to provide assistance on the non-medical evaluation, providing manufacturing or test- results related information and related assistance as Perrigo may reasonably request.

6.3          Claims; Other Actions.  As soon as it becomes aware, each Party will give the other prompt written notice of any defect or alleged defect in a Product, any injury alleged to have occurred as a result of the use or application of a Product, and any circumstances that may

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

reasonably be expected to give rise to litigation or recall of a Product or regulatory action that may affect the sale or manufacture of a Product, specifying, to the extent the Party has such information, the time, place and circumstances thereof and the names and addresses of the persons involved.  Each Party will also furnish promptly to the other copies of all papers received in respect of any claim, action or suit arising out of such alleged defect, injury or regulatory action.

ARTICLE 7 - CONFIDENTIALITY

7.1          Term.  Except as otherwise provided in this Article, during the term of this Agreement, including any renewals thereof, and for a period of ten (10) years thereafter:

Supplier will retain in confidence and use only for purposes of this Agreement any Confidential Information disclosed by Perrigo or on behalf of Perrigo to Supplier under this Agreement; and

Perrigo will retain in confidence and use only for purposes of this Agreement any Confidential Information disclosed by Supplier or on behalf of Supplier to Perrigo under this Agreement.

7.2          Exceptions.  To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement or any rights which survive termination or expiration hereof, each party may disclose Confidential Information to its Affiliates, sublicensees, consultants, outside contractors, clinical investigators or other third parties on condition that such entities or persons agree (a) to keep the Confidential Information confidential for the same time periods and to the same extent as each party is required to keep the Confidential Information confidential, and (b) to use the Confidential Information only for such purposes as such party is entitled to use the Confidential Information.  Each party or its Affiliates or sublicensees may disclose such Confidential Information to government or other regulatory authorities to the extent that such disclosure (i) is reasonably necessary to obtain patents or authorizations to conduct clinical trials with and to market commercially the Product, provided such party is otherwise entitled to engage in such activities under this Agreement or (ii) is otherwise legally required including to comply with securities laws applicable to a public company.

7.3          Survival.  The Sections of this Article shall survive the expiration or termination of this Agreement.

ARTICLE 8 — PROPRIETARY RIGHTS

8.1          Preexisting Intellectual Property.  Notwithstanding anything to the contrary herein, each Party shall be the sole owner of all Intellectual Property Rights owned by it as of the date of execution of this Agreement or developed by it during the term independent of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

8.2          Ownership of Intellectual Property Rights.  Supplier shall own all Intellectual Property Rights in and to any Inventions associated with the Product, as well as all improvements thereto developed by Supplier during the term of this Agreement.

ARTICLE 9 - FORCE MAJEURE

To the extent any situations beyond the reasonable control of a party (including but not limited to war, fire, strike, governmental actions, etc.) prevent a party from properly executing its obligations under this Agreement such party shall be excused to such extent.  However, after such force majeure situation is resolved, the parties hereto shall resume their shipments under this Agreement and shall negotiate in good faith how to effect and take delivery of the shipments not made due to the force majeure situation.  If, after a reasonable period of delay as a result of force majeure, either party is still unable to perform its obligations hereunder and the it does not appear that such force majeure condition is likely to be corrected during the next twelve (12) month period (and the purpose of this Agreement is thereby frustrated), then either party shall have the option to terminate the Agreement as though the term had expired.

ARTICLE 10— LIMITATION OF LIABILITY

THE PARTIES ACKNOWLEDGE AND AGREE THAT IN NO EVENT SHALL EITHER PARTY BE LIABLE OR RESPONSIBLE TO THE OTHER PARTY FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOSS OF USE, OR DAMAGE TO BUSINESS OR GOODWILL IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, PROVIDED, HOWEVER, THIS ARTICLE 10 SHALL NOT APPLY (A) TO ANY DAMAGES OWING TO AN UNAFFILIATED THIRD PARTY THAT ARE COVERED BY A PARTY’S INDEMNIFICATION OBLIGATIONS TO THE OTHER PARTY UNDER THIS AGREEMENT, OR (B) IN THE CASE OF BAD FAITH OR WILLFUL MISCONDUCT.

ARTICLE 11 - REPRESENTATIONS AND WARRANTIES

11.1        Supplier represents and warrants to Perrigo that:

(a)           FDA Approval.  The Product is approved by the FDA for the uses set forth in Product labeling.

(b)           Product.

(i)            All Product will conform to, and be manufactured by in conformity with, the Specifications, FDA regulations, GMP and any comparable state agency applicable thereto and will be labeled in accordance with the applicable regulations.

(ii)           Each Product manufactured by, or on behalf of, Supplier and sold to Perrigo pursuant to this Agreement will meet the Specifications for such Product in effect at the time title to such Product passes from Supplier to Perrigo.

(iii)          Each Product delivered to Perrigo pursuant to this Agreement will, at the time of such delivery, not be adulterated within the meaning of the Act or contain a

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

Significant Deviation, defect or latent defect, and will not be an article which may not, under the provisions of such Act, be introduced into interstate commerce.

(iv)          Each Product delivered to Perrigo pursuant to this Agreement will have not less than twenty-two (22) months of remaining expiration dating at the time it is delivered to Perrigo in accordance with Section 3.7 of this Agreement.

(c)           No Liens.  All Product delivered to Perrigo pursuant to this Agreement will, at the time of such delivery, be free and clear of all liens, security interests and other encumbrances.

(d)           No Conflict.  The execution, delivery and performance of this Agreement by Supplier does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, and does not violate any law or regulation of any court, governmental body or administrative or other agency having authority over it; Supplier is not currently a party to, and during the term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement.

(e)           Authority.  Supplier is validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority to enter into this Agreement.  This Agreement has been duly executed and delivered by Supplier and constitutes the valid and binding obligation of Supplier, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Supplier, its officers and directors.

(f)            Intellectual Property Infringement.  Supplier has no knowledge of the existence of any patent, trademark, or other intellectual property right owned or controlled by a third party that would prevent in any material way Supplier from manufacturing and/or Perrigo from marketing, selling, and distributing Product.

(g)           Manufacturing Capability.  Supplier has the capability to meet Perrigo’s estimated annual requirements for Product as set forth in Exhibit 4.

11.2        Perrigo represents and warrants to Supplier that:

(a)           No Conflict.  The execution, delivery and performance of this Agreement by Perrigo does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, and does not violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.  Perrigo is not currently a party to, and during the term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement.

(b)           Authority.  Perrigo is validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority to enter into this Agreement.  This Agreement has been duly executed and delivered by Perrigo and constitutes

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

the valid and binding obligation of Perrigo, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Perrigo, its officers and directors.

ARTICLE 12 - INDEMNIFICATION

12.1        Indemnification by Supplier.  Except as otherwise specifically provided herein, Supplier shall indemnify and hold harmless Perrigo and its officers, directors, agents, employees, Affiliates, and licensees against all claims, actions, losses, damages, personal injuries (including death), defects, costs, expenses (including court costs and legal fees on a full indemnity basis) or other liabilities (“Liabilities”) arising out of or on account of:

(a)           any negligence or willful misconduct of Supplier (or any third party subcontractor engaged by Supplier) in the manufacture, packaging, storage, handling or shipment of any Product; or

(b)           any breach or default by Supplier of any of its covenants, agreements, representations, or warranties set forth in this Agreement (including, but not limited to, those set forth in Section 11.1(b)); or

(c)           any claim that the Product, the marketing, sale, distribution or use of the Product, or any process, procedure, method of manufacturing, technique or equipment used by Supplier (or any third party subcontractor engaged by Supplier) infringes any Intellectual Property Rights of another person or entity; or

(d)           any labeling of any Product to the extent such labeling is supplied by or at the direction of Supplier.

12.2        Indemnification by Perrigo.  Except as otherwise specifically provided herein, Perrigo shall indemnify and hold harmless Supplier from all Liabilities arising out of or on account of:

(a)           any negligence or willful misconduct of Perrigo in the storage, distribution, handling or sale of Product;

(b)           any labeling of any Product to the extent that such labeling has been supplied by or at the direction of Perrigo and applied in accordance with instructions from Perrigo; or

(c)           any representation or warranty made by Perrigo to its customers or users with respect to Product in its advertising and marketing materials.

12.3        Procedures.  In the event that a third-party claim is made or third-party suit is filed for which either party intends to seek indemnification from the other party pursuant to this Section, the party seeking indemnification (the “Indemnitee”) shall promptly notify the other

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

party (the “Indemnitor”) of said claim or suit.  The Indemnitor shall have the right to control, through counsel of its choosing, the defense of such third-party claim or suit, but may compromise or settle the same only with the consent of the Indemnitee, which consent shall not be unreasonably withheld.  The Indemnitee shall cooperate fully with the Indemnitor and its counsel in the defense of any such claim or suit and shall make available to the Indemnitor any books, records or other documents necessary or appropriate for such defense.  The Indemnitee shall have the right to participate at the Indemnitee’s expense in the defense of any such claim or suit through counsel chosen by the Indemnitee.

12.4        Survival.  The Sections of this Article shall survive the expiration or termination of this Agreement.

ARTICLE 13 - TERM AND TERMINATION

13.1        Term.  The term of this Agreement shall be through December 31, 2011, unless earlier terminated or later extended by agreement of the parties or pursuant to the terms of this Agreement.

13.2        Termination for Breach.  If either Party shall breach any material obligation required under this Agreement, the other Party may give written notice of its intention to terminate this Agreement, describing in reasonable detail the breach.  If the breaching Party fails to remedy such material breach within ninety (90) days following such written notice, or if such breach is not capable of cure within such period, and the breaching Party fails to commence cure procedures within such period and diligently prosecute such procedures until the breach is cured, then the non-breaching Party may, in addition to all other remedies available at law or in equity, terminate this Agreement immediately upon written notice.

13.3        Termination Upon Bankruptcy.  Either Party may terminate this Agreement effective upon issuance of written notice if, at any time, the other Party files a petition in bankruptcy, or enters into an arrangement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of an order adjudicating it to be bankrupt or insolvent.

13.4        Termination for Failure to Receive Launch Quantities of Product.  Perrigo may, at its option, terminate this Agreement by written notice to Supplier if validation scale-up of the Product is not successfully completed and Perrigo does not receive its ordered launch quantities of the Product by August 15, 2007.

13.5        Termination for Failure to Obtain or Maintain Acceptable Service Level.  Perrigo may, at its option, terminate this Agreement by written notice to Supplier if Supplier fails to attain or maintain the Acceptable Service Level at any time.

13.6        Termination for Intellectual Property Rights Infringement Action.  Perrigo may, at its option, terminate this Agreement by written notice to Supplier if any lawsuit or other legal action is commenced or threatened in writing against Perrigo or Supplier alleging the Product, or the marketing, sale, distribution, or use of the Product, or any process, procedure, method of manufacturing, technique, or equipment used by Supplier (or any third party subcontractor

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

engaged by Supplier) in the production or packaging of Product infringes any Intellectual Property Right of another person or entity.

13.7        Performance on Termination.  Upon termination of this Agreement for any reason:  (a) Products manufactured pursuant to firm orders shall be delivered on the scheduled delivery dates and Perrigo shall pay Supplier not later than thirty (30) days thereafter (provided, that Perrigo makes advance payment prior to shipment in the event of termination due to payment default by Perrigo); (b) all raw materials, labels and packaging furnished by Perrigo shall be returned, at Perrigo’s expense in the event that termination is caused by default or material breach by Perrigo; and (c) all costs of unused raw materials, labels and packaging incurred by Supplier shall be paid by Perrigo in the event that termination is caused by default or material breach by Perrigo.

13.8        Post-Termination.  Any termination of this Agreement shall not relieve either Party of its obligations or liability for breaches or defaults of this Agreement incurred prior to or in connection with such termination.  All rights and obligations of the Parties arising prior to the termination of this Agreement, and all provisions of this Agreement either allocating responsibility or liability between the Parties (including the intellectual property provisions in Article 8, indemnification obligations in Article 11), and confidentiality obligations in Article 7) and all rights and obligations of the Parties which, by their terms, are to be performed or complied with subsequent to or survive the termination of this Agreement, shall survive the termination of this Agreement and continue in effect.

ARTICLE 14- MISCELLANEOUS

14.1        Counterparts.  This Agreement and any amendment or supplement hereto may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  The execution of this Agreement and any such amendment or supplement by any Party hereto will not become effective until counterparts hereof have been executed by both Parties hereto.

14.2        Compliance with Laws.  Each Party shall comply in all material respects with all applicable laws and regulations including, but not limited to, those concerning drugs or drug manufacture regulatory requirements, the Products in particular, protection of the environment and health and safety of its workers.

14.3        Use of Names.  Except as otherwise required by law or by the terms of this Agreement or mutually agreed upon by the Parties, neither Party shall make any use of the name of the other Party in any advertising or promotional material without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

14.4        Independent Contractors.  The relationship between Perrigo and Supplier is that of independent contractors, and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, or principal and agent between Perrigo and Supplier. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

14.5        Assignment.  This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, either Party may, without such consent, assign this Agreement (a) in connection with the transfer or sale of all or substantially all of the assets of such Party or the line of business or drug products of which this Agreement forms a part, (b) in the event of the merger or consolidation of a Party hereto with another company, or (c) to any Affiliate of the assigning Party. Any purported assignment in violation of the preceding sentence shall be void.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  No assignment shall relieve either Party of responsibility for the performance of any obligation, which accrued prior to the effective date of such assignment.

14.6        Continuing Obligations.  Termination, assignment or expiration of this Agreement shall not relieve either Party from full performance of any obligations incurred prior thereto.

14.7        Waiver.  Neither Party’s waiver of any breach or failure to enforce any of the terms and conditions of this Agreement, at any time, shall in any way affect, limit or waive such Party’s right thereafter to enforce and compel strict compliance with every term and condition of this Agreement.

14.8        Severability.  Each Party hereby expressly agrees that it has no intention to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph, article or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or either party hereto, in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, such words, sentences, paragraphs, Articles or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the Parties, so long as enforcement of the remainder does not violate the Parties’ overall intentions in this transaction.

14.9        Headings.  The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

14.10      Exhibits.  All exhibits referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

14.11      Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by (a) registered or certified mail, return receipt requested, (b) an internationally-recognized courier service, charges prepaid or (c) facsimile (with the original promptly sent by any of the foregoing manners), and shall be deemed to have been given upon receipt.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

Any such notices shall be addressed to the receiving party at such party’s address set forth below, or at such other address as may from time to time be furnished by similar notice by either party:

If to Supplier:	A. Mark Schobel President, CEO 30 Technology Drive Warren, NJ 07059 Facsimile No.: (908) 561-1209

If to Perrigo:	L. Perrigo Company 515 Eastern Avenue Allegan, MI 49010 Attn: Vice President of Procurement Facsimile No.: (269) 673-7534

With a copy of legal notices to:	L. Perrigo Company Attn:Assistant General Counsel 515 Eastern Avenue Allegan, MI 49010 Facsimile No.: (269) 673-1386

14.12      Review by Legal Counsel.  Each of the Parties agrees that it has had the opportunity to review this Agreement with its legal counsel.  Accordingly, the rule of construction that any ambiguity in this Agreement is to be construed against the drafting party shall not apply.

14.13      Entire Agreement.  This document constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement.  No terms, conditions, understanding, or agreement purporting to modify or vary the terms of this Agreement shall be binding unless hereafter made in writing and signed by both Parties.  No modification to this Agreement shall be effected by the acknowledgment or acceptance of any purchase order or shipping instruction forms or similar documents containing terms or conditions at variance with or in addition to those set forth herein.

14.14      Import Compliance.  The Parties agree to comply with all statutes, rules and requirements regarding the importing of Product into the United States, including but not limited to proper declaration of dutiable values.

14.15      Choice of Law.  The validity, interpretation and performance of this Agreement shall be governed and construed in accordance with the laws of Michigan without regard to the conflicts of law provisions thereof.  The application of the U.N. Convention on Contracts for the International Sale of Goods (1980) is excluded.

14.16      Debarment.  Supplier certifies that it is not debarred under subsections 306(a) or 306(b) of the Federal Food, Drug, and Cosmetic Act, as amended, and that it has not and will not use in any capacity the services of any person debarred under such law with respect to services to

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

be performed under this Agreement.  Supplier further certifies that it will amend this certification as necessary in light of new information.

14.17      Insurance.  Supplier shall carry and maintain at its expense during the term of this Agreement appropriate insurance coverage of the kind acceptable to Perrigo, and with liability limits to protect itself and Perrigo from and against any and all claims or liabilities that may arise directly or indirectly as a result of its performance under this Agreement.  Supplier shall provide a certificate evidencing adequate insurance coverage upon Perrigo’s request.

The parties hereto have each caused this Agreement to be executed by their duly authorized representatives on the date and year hereinafter set forth.

L. PERRIGO COMPANY

By:	/s/ Kitty Cairns

Name:	Kitty Cairns

Title:	VP Procurement

Date:	April 6, 2007

MONOSOLRX LLC

By:	/s/ A. Mark Schobel

Name:	A. Mark Schobel

Title:	President/CEO

Date:	March 20 , 2007

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

EXHIBIT 1
to
Supply Agreement
between
MonoSolRx LLC
and
L. Perrigo Company

Product Specifications

[*]

1-1

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

EXHIBIT 2
to
Supply Agreement
between
MonoSolRx LLC
and
L. Perrigo Company

Product Development

[*]

2-1

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

EXHIBIT 3
to
Supply Agreement
between
MonoSolRx LLC
and
L. Perrigo Company

Supplier’s Good Faith Estimate of Total Expenses for Generating Two-Year Stability Data

[*]

3-1

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

EXHIBIT 4
to
Supply Agreement
between
MonoSolRx LLC
and
L. Perrigo Company

Initial Price of the Product and Perrigo’s Estimated Annual Requirements

[*]

4-1

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

EXHIBIT 5
to
Supply Agreement
between
MonoSolRx LLC
and
L. Perrigo Company

Quality Agreement

                [Before Supplier manufactures any commercial quantities of the Product for Perrigo, the Parties will, acting in good faith and in a commercially reasonable manner, jointly prepare and sign a mutually acceptable quality agreement between the Parties that applies to all Product that Supplier supplies to Perrigo under this Agreement.]

00035 (100) 321121.03

5-1